Exhibit 10.1

2010 Brunswick Performance Plan (BPP)
Summary Terms and Conditions

Purpose	Reward achievement of annual goals
Eligibility	Key managers and above identified on an individual basis.
Performance Period	Fiscal year.
Performance Measures
Funding based 100% on level of corporate-wide free cash flow as of the end of the performance period.

Free Cash Flow (“FCF”) ties to GAAP cash flow schedule (excluding financing activities) adjusted for:

•  Acquisition/sale of “strategic” assets;
•  Variance from $22 million legal minimum defined benefit pension funding due in 2010, which is contained in the budget;
•  Impact on FCF of any change in financing;
•  Change in growth capital outside of +/- $5 million versus budget; and
•  Impact of cash restructuring activities versus budget.

Payments will be capped at 200%

Funding Review and Approval
The following steps will be taken to review and approve funding:

▪  CFO will review actual results quarterly to evaluate established accruals.
▪  CEO will review performance at end of performance period and recommend funding to Human Resources and Compensation Committee as appropriate.
▪  Human Resources and Compensation Committee will review and approve funding as deemed appropriate.

Individual Awards
Individual awards will be determined on a discretionary basis using overall approved funding, evaluation of individual performance for the performance period, target incentives as a percent of salary and covered salary (actual paid for year).

Individuals must be employed at the end of the performance period to receive an award, except those terminating due to death or permanent and total disability will be eligible to receive individual awards.

Timing and Form of Award Payments
In 2011 after financial results are confirmed and appropriate approvals are obtained.  Payment may be made in cash, shares of Brunswick common stock, or in a combination of cash or stock, as determined by the Committee.